UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 29, 2017

PIER 1 IMPORTS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-07832	75-1729843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Pier 1 Place Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 817-252-8000

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On January 3, 2018, Pier 1 Imports, Inc. (the “Company”) announced that Nancy A. Walsh will join the Company effective January 25, 2018, as Executive Vice President and Chief Financial Officer. Ms. Walsh, age 57, will have responsibility for the Company’s financial operations and accounting, including financial reporting, planning and analysis, treasury, tax and investor relations.

Prior to joining the Company, Ms. Walsh served as Executive Vice President—Chief Financial Officer for The Bon-Ton Stores, Inc., a position she held since November 2015. Previously, she served as Senior Vice President, Finance for Tapestry, Inc., formerly known as Coach, Inc., from 2007 to 2013. Prior positions at Coach included serving as Chief Risk Officer from 2003-2007, Vice President, Finance and Treasurer from 2000-2003, and Chief Financial Officer of its Worldwide Wholesale Division from 1999-2000.

The terms of Ms. Walsh’s employment are set forth in a letter from the Company to Ms. Walsh dated December 29, 2017 (the “Employment Letter”) which is attached hereto as Exhibit 10.1. The summary of the terms applicable to Ms. Walsh’s employment set forth herein is not complete and is qualified in its entirety by reference to the Employment Letter.  Ms. Walsh will receive a base salary of $575,000 per year.  She will be eligible pursuant to the Company’s short-term incentive plan to earn a target annual incentive payment of 125% of her base salary for fiscal 2019 and thereafter will participate in the plan at a level commensurate with other senior officers (currently a target bonus opportunity equal to 75% of base salary). She will receive a signing bonus of $200,000 upon completing thirty days of employment, that is pro rata repayable to the Company if her employment is terminated for cause or she voluntarily leaves the Company within twelve months.

Upon the commencement of her employment, Ms. Walsh will receive a grant of restricted stock consisting of a number of shares having a value of $750,000 on the grant date (based on the 30-day trailing average closing price of the Company’s common stock) which will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to her continued employment with the Company.

The restricted stock award includes a “double trigger” provision that will cause its vesting following a change in control of the Company (as defined in the award agreement) if the award is not assumed or equitably converted by the successor company, or if assumed or equitably converted and Ms. Walsh’s employment is terminated without “cause” or she resigns for “good reason,” (as such terms are defined in the award agreement), within one year of the change in control.

Upon the commencement of her employment, Ms. Walsh and the Company will enter into an Executive Severance Agreement (the “Severance Agreement”), the form of which is attached hereto as Exhibit 10.2, providing for certain payments to Ms. Walsh if her employment with the Company is terminated by the Company without Cause or by her for Good Reason (as such terms are defined in the Severance Agreement). In either of such events, she will receive a cash severance payment equal to her then-current base salary.  The severance payment is payable in substantially equal installments over a twelve month period following termination of employment. Pursuant to the Severance Agreement, Ms. Walsh will be subject to non-compete and non-solicitation provisions for a period of one year following her termination of employment, and non-disclosure provisions. This summary of the Severance Agreement is not complete and is qualified in its entirety by reference to the Severance Agreement.

(b) The Company also announced on January 3, 2018, that Darla D. Ramirez will step down as Interim Chief Financial Officer when Ms. Walsh’s employment commences.  Ms. Ramirez will continue to serve as the Company’s Principal Accounting Officer and Vice President – Controller of the Company’s operating subsidiaries.

The press release containing these announcements is attached to as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Letter regarding employment dated December 29, 2017 between Nancy A. Walsh and Pier 1 Imports.

10.2	Form of Executive Severance Agreement between Nancy A. Walsh and Pier 1 Imports, Inc.

99.1	Press release dated January 3, 2018, announcing the appointment of Nancy A. Walsh as the Company’s Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: January 3, 2018	By:	/s/ Michael A. Carter
Michael A. Carter, Executive Vice President Compliance and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter regarding employment dated December 29, 2017 between Nancy A. Walsh and Pier 1 Imports.

10.2	Form of Executive Severance Agreement between Nancy A. Walsh and Pier 1 Imports, Inc.

99.1	Press release dated January 3, 2018, announcing the appointment of Nancy A. Walsh as the Company’s ExecutiveVice President and Chief Financial Officer.